Subject to Completion: PROSPECTUS SUPPLEMENT
                      (To Prospectus dated February 27, 2003)
                      Preliminary Prospectus Supplement dated September 29, 2004

Enhanced Appreciation Securities

UBS AG $___ NOTES LINKED TO THE S&P 500(R) INDEX DUE APRIL ___, 2006 UBS AG $___ NOTES LINKED TO THE NASDAQ-100 INDEX(R) DUE APRIL ___, 2006

WE ARE OFFERING TWO SEPARATE SERIES OF ENHANCED APPRECIATION SECURITIES, EACH OF WHICH IS AN INDIVIDUAL SECURITY. YOU MAY INVEST IN ONE OR BOTH SERIES OF THE NOTES OFFERED BY THIS PROSPECTUS SUPPLEMENT. EXCEPT AS OTHERWISE INDICATED, THE TERMS DESCRIBED BELOW APPLY GENERALLY TO EACH SERIES OF NOTES.

Issuer:                 UBS AG

Maturity Date:          April ___, 2006

Coupon: We will not pay you interest during the term of the Notes.

Payment at Maturity:    You will receive a cash payment at maturity based on the
                        Index Return for the Index underlying your Notes. If the Index Return is positive, it will be tripled, subject to the maximum gain for each series of Notes to be set on October ___, 2004 (the "trade date").

                        For each series of Notes, the Index starting level and the maximum gain will be as follows:

         -----------------------------------------------------------------------
                                                       Index
                                                      Starting     Maximum Gain
          Series of Notes       Underlying Index       Level       on the Notes
          S&P Notes             S&P 500(R) Index        ___            ___%
          Nasdaq-100 Notes      Nasdaq-100 Index(R)     ___            ___%
         -----------------------------------------------------------------------

                        Each series of Notes is linked to a particular underlying index (each, an "Index"), as indicated above, and is fully exposed to any decline in the level of that Index. A negative Index Return will reduce the cash payment at maturity for the series of Notes linked to that Index. THE PERFORMANCE OF EACH SERIES OF NOTES WILL NOT DEPEND ON THE PERFORMANCE OF THE OTHER INDEX OR SERIES OF NOTES. YOU WILL LOSE SOME OR ALL OF YOUR INVESTMENT IF THE INDEX LEVEL FOR YOUR SERIES OF NOTES DECLINES. THE MAXIMUM GAIN ON EACH SERIES OF NOTES VARIES FROM ONE SERIES OF THE NOTES TO ANOTHER.

                        For a description of how your payment at maturity will be calculated, see "What are the steps to calculate payment at maturity?" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" on page S-22.

Index Return:           For each series of Notes, the Index Return will be
                        calculated as follows:

                        Index ending level - Index starting level
                        -----------------------------------------
                                   Index starting level

Index starting level:   The closing level of the Index underlying your Notes (to
                        be determined on the trade date).

Index ending level:     The closing level of the Index underlying your Notes (as
                        of the final valuation date).

No Listing:             No series of the Notes will be listed or displayed on
                        any securities exchange, the Nasdaq National Market
                        System or any electronic communications network.

Booking Branch:         UBS AG, Jersey Branch

                        ------------------------------------
CUSIP Number:           Series of Notes         CUSIP Number

                        S&P Notes                    ___
                        Nasdaq-100 Notes             ___
                        ------------------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE S-9 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

--------------------------------------------------------------------------------
                    Price to Public   Underwriting Discount   Proceeds to UBS AG
--------------------------------------------------------------------------------
                           Per                  Per                   Per
 Series of Notes    Total  Security      Total  Security       Total  Security
--------------------------------------------------------------------------------
 S&P Notes          $____    ___%        $____    ___%         $____    ___%
 Nasdaq-100 Notes   $____    ___%        $____    ___%         $____    ___%
--------------------------------------------------------------------------------

UBS INVESTMENT BANK        UBS FINANCIAL SERVICES INC.           [UBS LOGO]

Prospectus Supplement dated October ___, 2004

Prospectus Supplement Summary

THE FOLLOWING IS A SUMMARY OF TERMS OF THE NOTES, AS WELL AS A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING THE NOTES. THE INFORMATION IN THIS
SECTION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED EXPLANATIONS SET FORTH ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. PLEASE NOTE THAT REFERENCES TO "UBS," "WE," "OUR" AND "US" REFER ONLY TO UBS AG AND NOT TO ITS CONSOLIDATED SUBSIDIARIES.

WHAT ARE THE ENHANCED APPRECIATION SECURITIES?

The Enhanced Appreciation Securities are medium-term notes issued by UBS whose return is linked to the performance of an index. We are offering two separate series of Enhanced Appreciation Securities that are identical in all respects, except that each series is linked to the performance of a different underlying Index and is subject to a specified maximum gain at the maturity of the Notes. The relevant terms for each series of Notes are set forth below:

--------------------------------------------------------------------------------
                                                                      MAXIMUM
                                                   MAXIMUM GAIN      PAYMENT AT
 SERIES OF NOTES       UNDERLYING INDEX            ON THE NOTES       MATURITY
--------------------------------------------------------------------------------
 S&P Notes             S&P 500(R) Index                ___%            $____
 Nasdaq-100            Notes Nasdaq-100 Index(R)       ___%            $____
--------------------------------------------------------------------------------

Each series of Notes is linked to a particular underlying Index, as indicated above, and is fully exposed to any decline in the level of that Index. A negative Index Return will reduce the cash payment at maturity for the series of Notes linked to that Index. THE PERFORMANCE OF EACH SERIES OF NOTES WILL NOT DEPEND ON THE PERFORMANCE OF THE OTHER INDEX OR SERIES OF NOTES. YOU WILL LOSE SOME OR ALL OF YOUR INVESTMENT IF THE INDEX LEVEL FOR YOUR SERIES OF NOTES DECLINES. The maximum gain on each series of Notes and the corresponding maximum payment at maturity for each $1,000 principal amount of the Notes vary from one series of the Notes to another.

YOU MAY INVEST IN ONE OR BOTH SERIES OF NOTES OFFERED BY THIS PROSPECTUS SUPPLEMENT. EACH SERIES OF NOTES IS A SEPARATE AND DISTINCT SECURITY. For each series of Notes in which you invest, you will receive a cash payment at maturity based on the applicable Index Return. If the Index Return is positive, the Index Return will be tripled, subject to the maximum gain for that series of Notes.

For a description of how your payment at maturity will be calculated, see "What are the steps to calculate my payment at maturity?" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" on page S-22.

In this prospectus supplement, we refer to the S&P Notes and the Nasdaq-100 Notes collectively as the "Notes." The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"), or The Nasdaq Stock Market, Inc. ("Nasdaq"). Each Index is comprised of a different group of underlying securities (the "Index Constituent Stocks") and is calculated in a different manner. Each Index is described briefly below.

>> The S&P Notes are linked to the S&P 500(R) Index. The S&P 500 Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500 Index is based on the aggregate market value of the common stocks of 500 companies as of a particular time.

>> The Nasdaq-100 Notes are linked to the Nasdaq-100 Index(R). The Nasdaq-100 Index is an index of the largest and most actively traded stocks of non-financial companies on the Nasdaq National Market(R) tier of the National Market System.

We have derived all information regarding the Indices contained in this prospectus supplement from publicly available information. Such information reflects the policies of, and is subject to change by S&P and Nasdaq, respectively. S&P and Nasdaq own the copyrights and all other rights to their respective Indices. S&P and Nasdaq have no obligation to continue to publish, and may discontinue publication of, their respective Indices. We do not assume any responsibility for the accuracy or completeness of such information.

The past performance of an Index is not an indication of the future performance of that Index. For more detailed information concerning each Index, including its composition and manner of calculation, see "The Indices" beginning on page S-14. When we refer to the "applicable Index," we mean the Index underlying a particular series of Notes. When we use the phrase "series of Notes," we mean the S&P Notes or the Nasdaq-100 Notes, as applicable.

SELECTED PURCHASE CONSIDERATIONS

>> GROWTH POTENTIAL--The Notes provide the potential to enhance equity returns by tripling a positive Index Return up to the applicable maximum gain for each series of Notes.

>> DIVERSIFICATION--The Notes may provide diversification within the equity portion of your portfolio through exposure to the S&P 500(R) Index or the Nasdaq-100 Index(R), depending upon the series of Notes in which you invest.

>>   MINIMUM INVESTMENT--$1,000 principal amount per Note.

WHAT ARE SOME OF THE RISKS OF THE NOTES?

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" on page S-9.

>> YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL--Each series of Notes is fully exposed to any decline in the level of its applicable Index, and a negative Index Return will reduce the cash payment at maturity for the series of Notes linked to that Index.

>> MAXIMUM POTENTIAL RETURN AT MATURITY--You can only earn the maximum gain on each series of Notes if you hold your Notes to maturity.

>> YOUR APPRECIATION POTENTIAL IS LIMITED--If the Index Return of the Index underlying your Notes is positive, the Index Return will be tripled, subject to the maximum gain for each series of Notes. Therefore, you will not benefit from any positive Index Return in excess of one-third of the maximum gain for your series of Notes. The return on your investment in either series of Notes may not perform as well as an investment which directly tracks the performance of the Index underlying that series of Notes.

>> NO INTEREST OR DIVIDEND PAYMENTS--You will not receive any interest payments on the Notes and you will not receive nor be entitled to receive any dividend payments or other distributions on the applicable Index Constituent Stocks.

>> NO LISTING--No series of the Notes will be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market for either series of Notes at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

>> You believe that the Index underlying your Notes will appreciate over the term of the Notes and that such appreciation is unlikely to exceed the maximum gain for that series of Notes at maturity.

>>   You are willing to hold the Notes to maturity.

>> You seek an investment with a return linked to the performance of either the S&P 500 Index or the Nasdaq-100 Index.

>>   You do not seek current income from this investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

>>   You seek current income from your investment.

>>   You are unable or unwilling to lose any portion of your principal.

>> You seek an investment that is exposed to the full upside performance of either the S&P 500 Index or the Nasdaq-100 Index, or you are unwilling to make an investment that is exposed to the full downside performance risk of one of these Indices.

>> You believe that the Index underlying your Notes is not likely to appreciate over the term of the Notes, or you believe that the Index will appreciate over the term of the Notes and that such appreciation will be in an amount greater than the maximum gain for that series of Notes at maturity.

>>   You seek an investment for which there will be an active secondary market.

>>   You are unable or unwilling to hold the Notes until maturity.

>> You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" on page S-30.

Pursuant to the terms of the Notes, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Notes as a pre-paid forward contract with respect to the applicable Index. If the Notes are so treated, you will generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss will generally be long term capital gain or loss if you held your Notes for more than one year.

In the opinion of our counsel, Sullivan & Cromwell LLP, it is reasonable to treat your Notes as described above, but it would also be reasonable to treat the Notes as subject to the special rules governing contingent debt instruments. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes.

WHAT ARE THE STEPS TO CALCULATE PAYMENT AT MATURITY?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity on each series of Notes:

STEP 1:   CALCULATE THE INDEX RETURN.

          For each series of Notes, the Index Return is the difference between the closing level of the applicable Index on the trade date and on the final valuation date, expressed as a percentage, calculated as follows:

                           Index ending level - Index starting level
           Index Return = -------------------------------------------
                                     Index starting level

          Where the "Index starting level" is the closing level of the applicable Index on the trade date and the "Index ending level" is the closing level of the applicable Index on the final valuation date.

STEP 2:   CALCULATE THE ADJUSTED INDEX RETURN ON THE NOTES.

          For each series of Notes, the Adjusted Index Return is based on the Index Return, which may be positive or negative:

          1)   IF THE INDEX RETURN IS POSITIVE:

               Adjusted Index Return = (Index Return x 3), subject to the maximum gain for that series of Notes. The maximum gain is ___% on the S&P Notes and ___% on the Nasdaq-100 Notes.

          2)   IF THE INDEX RETURN IS ZERO OR NEGATIVE:

               Adjusted Index Return = Index Return

STEP 3:   CALCULATE THE CASH PAYMENT AT MATURITY.

          For each series of Notes:

               Payment at maturity = principal amount of the Notes + (principal amount of the Notes x Adjusted Index Return)

HOW DO THE S&P NOTES PERFORM AT MATURITY?

ASSUMPTIONS:

Principal amount of the Notes:                      $1,000
Maximum gain on the Notes:                          16%*
Maximum Payment at Maturity:                        $1,160

----------
* POTENTIAL GAINS ON A SERIES OF THE NOTES AT MATURITY WILL BE CALCULATED BY TRIPLING THE POSITIVE INDEX RETURN UP TO THE MAXIMUM GAIN FOR THAT SERIES OF THE NOTES. SINCE THE MAXIMUM GAIN ON THE NOTES IN THE EXAMPLES BELOW IS ASSUMED TO BE 16%, AN ORIGINAL INVESTOR IN THE NOTES WOULD NOT PARTICIPATE IN AN INDEX RETURN OF MORE THAN APPROXIMATELY 5.33% AT MATURITY. THE MAXIMUM GAIN ON THE NOTES AND THE CORRESPONDING MAXIMUM INDEX RETURN THAT ORIGINAL INVESTORS PARTICIPATE IN MAY DIFFER DEPENDING ON THE SERIES OF NOTES YOU PURCHASE.

EXAMPLE 1--ON THE FINAL VALUATION DATE, THE INDEX UNDERLYING YOUR NOTES CLOSES 5% ABOVE ITS STARTING LEVEL OF 1,000.

Since the Index Return is 5%, you receive three times the Index Return subject to the 16% maximum gain on the Notes.

Adjusted Index Return = (Index Return x 3) = (5% x 3) = 15%

Your total cash payment at maturity would therefore be $1,150 (a 15% total return on investment) which includes:

>>   Principal amount                            $1,000
>>   Principal amount x Adjusted Index Return    $  150    ($1,000 x 15%)
                                                 ------
                        TOTAL:                   $1,150
                                                 ======

EXAMPLE 2--ON THE FINAL VALUATION DATE, THE INDEX UNDERLYING YOUR NOTES CLOSES 20% ABOVE ITS STARTING LEVEL OF 1,000.

Since the Index Return is 20%, you receive three times the Index Return subject to the 16% maximum gain on the Notes.

Adjusted Index Return = (Index Return x 3) = (20% x 3) = 60%, subject to the 16% maximum gain on the Notes = 16%

Your total cash payment at maturity would therefore be limited to $1,160 (a 16% total return on investment) which includes:

>>   Principal amount                            $1,000
>>   Principal amount x Adjusted Index Return    $  160    ($1,000 x 16%)
                                                 ------
                        TOTAL:                   $1,160    (this is the maximum
                                                 ======    payment on the Notes)

EXAMPLE 3--ON THE FINAL VALUATION DATE, THE INDEX UNDERLYING YOUR NOTES CLOSES 20% BELOW ITS STARTING LEVEL OF 1,000.

Since the Index Return is -20% on the final valuation date, your investment is fully exposed to the decline of the Index.

Adjusted Index Return = Index Return = -20%

Your total cash payment at maturity would therefore be $800 (a 20% loss) which includes:

>>   Principal amount                            $1,000
>>   Principal amount x Adjusted Index Return    $ -200    ($1,000 x -20%)
                                                 ------
                        TOTAL:                   $  800
                                                 ======

HYPOTHETICAL PERFORMANCE OF THE S&P NOTES AT MATURITY

           ASSUMPTIONS:

           Principal amount of the Notes:        $1,000
           Maximum gain on the Notes:            16%*
           Index performance:                    40% to -100% for table
                                                 40% to -40% for graph


           -------------------------   -----------------------------------------
               INDEX PERFORMANCE                PERFORMANCE OF THE NOTES
           -------------------------   -----------------------------------------
                                                NOTES
                                                PAYMENT            TOTAL
                INDEX RETURN**               AT MATURITY**        RETURN**
           -------------------------   -----------------------------------------
                     40%                         $1,160             16.0%
                     20%                         $1,160             16.0%
                     15%                         $1,160             16.0%
                     10%                         $1,160             16.0%
                      8%                         $1,160             16.0%
           -------------------------   -----------------------------------------
                   5.33%                         $1,160             16.0%
           -------------------------   -----------------------------------------
                      5%                         $1,150             15.0%
                      4%                         $1,120             12.0%
                      3%                         $1,090              9.0%
                      2%                         $1,060              6.0%
                      1%                         $1,030              3.0%
           -------------------------   -----------------------------------------
                      0%                         $1,000              0.0%
           -------------------------   -----------------------------------------
                     -5%                           $950             -5.0%
                    -10%                           $900            -10.0%
                    -20%                           $800            -20.0%
                    -40%                           $600            -40.0%
                    -80%                           $200            -80.0%
           -------------------------   -----------------------------------------

           -------------------------   -----------------------------------------
                   -100%                             $0           -100.0%
           -------------------------   -----------------------------------------

           * Assumed for the purpose of this analysis.

           ** Values have been rounded for ease of analysis

                               [GRAPHIC OMITTED]

HOW DO THE NASDAQ-100 NOTES PERFORM AT MATURITY?

ASSUMPTIONS:

Principal amount of the Notes:                   $1,000
Maximum gain on the Notes:                       20%*
Maximum Payment at Maturity:                     $1,200

----------
* POTENTIAL GAINS ON A SERIES OF THE NOTES AT MATURITY WILL BE CALCULATED BY TRIPLING THE POSITIVE INDEX RETURN UP TO THE MAXIMUM GAIN FOR THAT SERIES OF THE NOTES. SINCE THE MAXIMUM GAIN ON THE NOTES IN THE EXAMPLES BELOW IS ASSUMED TO BE 20%, AN ORIGINAL INVESTOR IN THE NOTES WOULD NOT PARTICIPATE IN AN INDEX RETURN OF MORE THAN APPROXIMATELY 6.67% AT MATURITY. THE MAXIMUM GAIN ON THE NOTES AND THE CORRESPONDING MAXIMUM INDEX RETURN THAT ORIGINAL INVESTORS PARTICIPATE IN MAY DIFFER DEPENDING ON THE SERIES OF NOTES YOU PURCHASE.

EXAMPLE 1--ON THE FINAL VALUATION DATE, THE INDEX UNDERLYING YOUR NOTES CLOSES 5% ABOVE ITS STARTING LEVEL OF 1,000.

Since the Index Return is 5%, you receive three times the Index Return subject to the 20% maximum gain on the Notes.

Adjusted Index Return = (Index Return x 3) = (5% x 3) = 15%

Your total cash payment at maturity would therefore be $1,150 (a 15% total return on investment) which includes:

>>   Principal amount                            $1,000
>>   Principal amount x Adjusted Index Return    $  150    ($1,000 x 15%)
                                                 ------
                          TOTAL:                 $1,150
                                                 ======

EXAMPLE 2--ON THE FINAL VALUATION DATE, THE INDEX UNDERLYING YOUR NOTES CLOSES 20% ABOVE ITS STARTING LEVEL OF 1,000.

Since the Index Return is 20%, you receive three times the Index Return subject to the 20% maximum gain on the Notes.

Adjusted Index Return = (Index Return x 3) = (20% x 3) = 60%, subject to the 20% maximum gain on the Notes = 20%

Your total cash payment at maturity would therefore be limited to $1,200 (a 20% total return on investment) which includes:

>>   Principal amount                            $1,000
>>   Principal amount x Adjusted Index Return    $  200    ($1,000 x 20%)
                                                 ------
                          TOTAL:                 $1,200    (this is the maximum
                                                 ======    payment on the Notes)

EXAMPLE 3--ON THE FINAL VALUATION DATE, THE INDEX UNDERLYING YOUR NOTES CLOSES 20% BELOW ITS STARTING LEVEL OF 1,000.

Since the Index Return is -20% on the final valuation date, your investment is fully exposed to the decline of the Index.

Adjusted Index Return = Index Return = -20%

Your total cash payment at maturity would therefore be $800 (a 20% loss) which includes:

>>   Principal amount                            $1,000
>>   Principal amount x Adjusted Index Return    $ -200    ($1,000 x -20%)
                                                 ------
                          TOTAL:                 $  800
                                                 ======

HYPOTHETICAL PERFORMANCE OF THE NASDAQ-100 NOTES AT MATURITY

           ASSUMPTIONS:

           Principal amount of the Notes:       $1,000
           Maximum gain on the Notes:           20%*
           Index performance:                   40% to -100% for table
                                                40% to -40% for graph


           --------------------------------  -----------------------------------
                  INDEX PERFORMANCE               PERFORMANCE OF THE NOTES
           --------------------------------  -----------------------------------
                                                  NOTES
                                                  PAYMENT            TOTAL
                   INDEX RETURN**              AT MATURITY**       RETURN**
           --------------------------------  -----------------------------------
                        40%                        $1,200             20.0%
                        20%                        $1,200             20.0%
                        15%                        $1,200             20.0%
                        10%                        $1,200             20.0%
                         8%                        $1,200             20.0%
           --------------------------------  -----------------------------------
                      6.67%                        $1,200             20.0%
           --------------------------------  -----------------------------------
                         5%                        $1,150             15.0%
                         4%                        $1,120             12.0%
                         3%                        $1,090              9.0%
                         2%                        $1,060              6.0%
                         1%                        $1,030              3.0%
           --------------------------------  -----------------------------------
                         0%                        $1,000              0.0%
           --------------------------------  -----------------------------------
                        -5%                          $950             -5.0%
                       -10%                          $900            -10.0%
                       -20%                          $800            -20.0%
                       -40%                          $600            -40.0%
                       -80%                          $200            -80.0%
           --------------------------------  -----------------------------------

           --------------------------------  -----------------------------------
                      -100%                            $0           -100.0%
           --------------------------------  -----------------------------------

           * Assumed for the purpose of this analysis.

           ** Values have been rounded for ease of analysis

                               [GRAPHIC OMITTED]

--------------------------------------------------------------------------------

Risk Factors

The return on each series of Notes is linked to the performance of an Index. Investing in a particular series of the Notes is NOT equivalent to investing directly in the applicable Index. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

RISKS RELATING TO THE NOTES
---------------------------

EACH SERIES OF NOTES IS FULLY EXPOSED TO ANY DECLINE IN THE LEVEL OF ITS APPLICABLE INDEX AND YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL

The Notes differ from ordinary debt securities in that we may not pay you 100% of your principal amount at maturity if the applicable Index Return for a series of Notes is negative. Because your cash payment at maturity is based on the applicable Index Return, a negative Index Return will reduce your cash payment at maturity. YOU WILL LOSE SOME OR ALL OF YOUR INVESTMENT IF THE INDEX LEVEL FOR YOUR SERIES OF NOTES DECLINES.

See  "What are the steps to calculate payment at maturity?"  on page S-4.

THE MAXIMUM GAIN ON THE NOTES AT MATURITY IS CAPPED

Your payment at maturity is based on the applicable Index Return, which if positive will be tripled subject to the maximum gain on your series of Notes. Therefore, in each case, the maximum Index Return from which you may benefit as a holder of your Notes will be one-third of the maximum gain for your series of Notes.

The maximum gain and the corresponding maximum Index Return for each series of the Notes will be as follows:

--------------------------------------------------------------------------------
                                                MAXIMUM GAIN         MAXIMUM
 SERIES OF NOTES      UNDERLYING INDEX          ON THE NOTES       INDEX RETURN
--------------------------------------------------------------------------------
 S&P Notes            S&P 500(R) Index              ___%               ___%
 Nasdaq-100 Notes     Nasdaq-100 Index(R)           ___%               ___%
--------------------------------------------------------------------------------

The maximum gain and the corresponding maximum Index Return on each series of Notes vary from one series of the Notes to another.

OWNING THE NOTES IS NOT THE SAME AS OWNING THE APPLICABLE INDEX CONSTITUENT STOCKS OR A SECURITY DIRECTLY LINKED TO THE PERFORMANCE OF THE APPLICABLE INDEX

The return on your Notes will not reflect the return you would realize if you actually owned the applicable Index Constituent Stocks or a security directly linked to the performance of the applicable Index and held such investment for a similar period because:

>>   the maximum gain on each series of Notes at maturity is capped; and

>> the levels of the Indices are calculated in part by reference to the prices of the applicable Index Constituent Stocks without taking into consideration the value of dividends paid on those stocks.

RISK FACTORS
--------------------------------------------------------------------------------


If the applicable Index Return exceeds the maximum gain for that series of Notes, your return on the Notes at maturity will be less than the return on an investment which directly tracks the performance of the applicable Index without taking into account taxes and other costs related to such a direct investment.

Even if the level of the applicable Index increases above the applicable Index starting level during the term of the Notes, the market value of that series of Notes may not increase by the same amount. It is also possible for the level of an applicable Index to increase while the market value of that series of Notes declines.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of any series of Notes. We expect that generally the level of each Index on any day will affect the market value of the relevant series of Notes more than any other single factor. Other factors that may influence the market value of a series of Notes include:

>> the volatility of the applicable Index (i.e., the frequency and magnitude of changes in the level of that Index)

>> the composition of the applicable Index and changes to its Index Constituent Stocks during the term of the Notes

>>   the market price of the applicable Index Constituent Stocks

>> the dividend rate paid on the applicable Index Constituent Stocks (while not paid to holders oF the Notes, dividend payments on Index Constituent Stocks may influence the value of those Index Constituent Stocks and the level of the applicable Index, and therefore affect the market value of a series of Notes)

>> supply and demand for any series of Notes, including inventory positions with UBS Securities LLC or any other market maker

>>   interest rates in the U.S. market

>>   the time remaining to the maturity of the Notes

>>   the creditworthiness of UBS

>> economic, financial, political, regulatory or judicial events that affect the level of the applicable Index or the market price of the applicable Index Constituent Stocks or that affect stock markets generally

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES

You should be willing to hold your Notes until maturity. No series of the Notes will be listed or displayed on any securities exchange, the Nasdaq National Market System, or any electronic communications network. There may be little or no secondary market for the Notes. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Notes, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market making activities at any time. As market makers, trading of a series of the Notes may cause UBS Securities LLC or any other affiliates of UBS to have long or short positions of that series in their inventory. The supply and demand for a series of Notes, including inventory positions of market makers, may affect the secondary market price for that series.

RISK FACTORS
--------------------------------------------------------------------------------


If you sell your Notes before maturity, you may have to do so at a discount from the issue price, and, as a result, you may suffer substantial losses.

CHANGES THAT AFFECT AN INDEX WILL AFFECT THE MARKET VALUE OF THE APPLICABLE SERIES OF NOTES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY FOR THOSE NOTES

The policies of S&P or Nasdaq concerning the calculation of each Index, additions, deletions or substitutions of the applicable Index Constituent Stocks and the manner in which changes affecting the applicable Index Constituent Stocks or the issuers of the applicable Index Constituent Stocks, such as stock dividends, reorganizations or mergers, are reflected in that Index, could affect that Index and, therefore, could affect the amount payable on that series of Notes at maturity, and the market value of that series of Notes prior to maturity. The amount payable on either series of Notes and their market value could also be affected if either S&P or Nasdaq (as applicable) changes these policies, for example by changing the manner in which its respective Index is calculated, or if either S&P or Nasdaq (as applicable) discontinues or suspends calculation or publication of its respective Index, in which case it may become difficult to determine the market value of that series of Notes. If events such as these occur, or if the applicable Index ending level is not available because of a market disruption event with respect to either series of Notes or for any other reason and no successor Index is selected with respect to that series of Notes, the calculation agent--which initially will be UBS Securities LLC, an affiliate of the Issuer--may determine the applicable Index ending level or fair market value of that series of Notes--and thus the amount payable at maturity--iN a manner it considers appropriate, in its sole discretion.

UBS AND ITS AFFILIATES HAVE NO AFFILIATION WITH S&P OR NASDAQ AND ARE NOT RESPONSIBLE FOR THEIR PUBLIC DISCLOSURE OF INFORMATION

UBS and its affiliates are not affiliated with S&P or Nasdaq in any way (except for licensing arrangements discussed below in "The Indices--The S&P 500 Index" on page S-14 and "The Indices--The Nasdaq-100 Index" on page S-17) and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation of their respective Indices. If either S&P or Nasdaq discontinues or suspends the calculation of its respective Index, it may become difficult to determine the market value of the relevant series of Notes or the amount payable on that series of Notes at maturity. The calculation agent may designate a successor Index with respect to either Index in its sole discretion. If the calculation agent determines in its sole discretion that no successor Index comparable to the applicable Index exists, the amount you receive at maturity in respect of the applicable series of Notes will be determined by the calculation agent in its sole discretion. See "Specific Terms of the Notes--Market Disruption Event" on page S-23 and "Specific Terms of the Notes--Discontinuance oF or Adjustments to the Indices; Alteration of Method of Calculation" on page S-26. S&P and Nasdaq are not involved in the offer of the Notes in any way and have no obligation to consider your interest as an owner of Notes in taking any actions that might affect the value of your Notes.

We have derived the information about S&P, Nasdaq and the Indices contained in this prospectus supplement from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Indices, S&P or Nasdaq contained in this prospectus supplement. You, as an investor in the Notes, should make your own investigation into the Indices, S&P and Nasdaq, as applicable.

HISTORICAL PERFORMANCE OF EITHER INDEX SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THAT INDEX DURING THE TERM OF THE NOTES

The trading prices of the applicable Index Constituent Stocks will determine the level of each Index. As a result, it is impossible to predict whether the level of either Index will rise or fall. Trading prices of the

RISK FACTORS
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Index Constituent Stocks for each Index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of the Index Constituent Stocks.

TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES IN THE INDEX CONSTITUENT STOCKS FOR EACH INDEX, FUTURES, OPTIONS, EXCHANGE-TRADED FUNDS OR OTHER DERIVATIVE PRODUCTS ON THESE INDEX CONSTITUENT STOCKS OR EITHER INDEX MAY IMPAIR THE MARKET VALUE OF ONE OR BOTH SERIES OF NOTES

As described below under "Use of Proceeds and Hedging" on page S-28, we or one or more affiliates may hedge our obligations under the Notes by purchasing Index Constituent Stocks, futures or options on Index Constituent Stocks or either Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of Index Constituent Stocks or either Index, and we may adjust these hedges by, among other things, purchasing or selling Index Constituent Stocks, futures, options, or exchange-traded funds or other derivative instruments with returns linked to either Index or any of the Index Constituent Stocks at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of Index Constituent Stocks and/or the level of either Index, and, therefore, the market value of one or more series of Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of one or both series of Notes declines.

We or one or more of our affiliates may also engage in trading in Index Constituent Stocks and other investments relating to Index Constituent Stocks or either Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of Index Constituent Stocks and/or the level of either Index and, therefore, the market value of one or both series of Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of Index Constituent Stocks or either Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of one or both series of Notes.

OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST

As noted above, UBS and its affiliates expect to engage in trading activities related to one or both of the Indices and the applicable Index Constituent Stocks that are not for the account of holders of either series of Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of one or both of the Indices, could be adverse to the interests of the holders of the Notes.

UBS and its affiliates may, at present or in the future, engage in business with the issuers of Index Constituent Stocks, including making loans or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS AG or another affiliate of UBS AG and the interests of holders of either series of the Notes. Moreover, UBS AG and UBS Securities LLC have published and in the future expect to publish research reports with respect to each Index as well as some or all of the issuers of the Index Constituent Stocks. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding one or both series of the Notes. Any of these activities by UBS AG, UBS Securities LLC or other affiliates may affect the market price of the Index Constituent Stocks and/or the level of either Index and, therefore, the market value of one or both series of the Notes.

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SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF THE NOTES ARE UNCERTAIN

Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Swiss authorities regarding the tax treatment of each series of Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled "What are the tax consequences of the Notes?" in the summary section on page S-3, "Supplemental Tax Considerations" on page S-30, and the sections "U.S. Tax Considerations" and "Tax Considerations Under the Laws of Switzerland" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE NOTES OR DIVIDEND PAYMENTS ON THE APPLICABLE INDEX CONSTITUENT STOCKS OR HAVE SHAREHOLDER RIGHTS IN THE APPLICABLE INDEX CONSTITUENT STOCKS

You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the applicable Index Constituent Stocks. As a holder of the Notes, you will not have voting rights or any other rights that holders of the applicable Index Constituent Stocks may have.

THE CALCULATION AGENT CAN POSTPONE THE DETERMINATION OF EITHER INDEX ENDING LEVEL OR THE MATURITY DATE OF EITHER SERIES OF THE NOTES IF A MARKET DISRUPTION EVENT OCCURS ON THE FINAL VALUATION DATE

The determination of any Index ending level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date with respect to a particular series of Notes. If such a postponement occurs, the calculation agent will use the closing level of the applicable Index on the first calendar day on which no market disruption event occurs or is continuing with respect to that series of Notes. In no event, however, will any final valuation date be postponed by more than ten business days. As a result, the maturity date for one or both series of Notes could also be postponed, although in each case not by more than ten business days.

If the determination of any Index ending level on the applicable final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day with regard to the particular series of Notes, that day will nevertheless be the date on which that Index ending level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index ending level that would have prevailed in the absence of the market disruption event. See "Specific Terms of the Notes--Market Disruption Event" on page S-23.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount, if any, of your payment at maturity on the Notes. We may change the calculation agent after the original issue date without notice. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-27. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting an Index or the Index Constituent Stocks for that Index has occurred or is continuing on the final valuation date with respect to that series of Notes. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability or the ability of any of our affiliates to unwind any of our or their hedge positions. Since any such determination by the calculation agent will affect the payment at maturity on that series of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

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The Indices

THE S&P 500 INDEX

We have derived all information regarding the S&P 500 Index contained in this prospectus supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). We do not assume any responsibility for the accuracy or completeness of such information. S&P has no obligation to continue to publish the S&P 500 Index, and may discontinue publication of the S&P 500 Index.

The S&P 500 Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500 Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of August 31, 2004, 423 companies or 84.9% of the S&P 500 Index by market capitalization traded on the New York Stock Exchange ("NYSE"), 75 companies or 14.9% of the S&P 500 Index by market capitalization traded on The Nasdaq Stock Market, and 2 companies or 0.2% of the S&P 500 Index by market capitalization traded on the American Stock Exchange. As of August 31, 2004, the S&P 500 Index represented approximately 77% of the market value of S&P's internal database of over 7,166 equities. S&P chooses companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its database of over 7,166 equities, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the S&P 500 Index with the number of companies currently included in each group indicated in parentheses: Consumer Discretionary (86), Consumer Staples (37), Energy (27), Financials (80), Health Care (55), Industrials (58), Information Technology (80), Materials (33), Telecommunication Services (11), and Utilities (33). S&P may from time to time, in its sole discretion, add companies to or delete companies from the S&P 500 Index to achieve the objectives stated above.

S&P calculates the S&P 500 Index by reference to the prices of its component stocks without taking account of the value of dividends paid on such stocks. As a result, the return on the S&P Notes will not reflect the return you would realize if you actually owned the component stocks and received the dividends paid on such stocks.

COMPUTATION OF THE S&P 500 INDEX

S&P currently computes the S&P 500 Index as of a particular time as follows:

>> the product of the market price per share and the number of then outstanding shares of each component stock is determined as of that time (referred to as the "market value" of that stock);

>>   the market values of all component stocks as of that time are aggregated;

>> the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

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>> the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the "base value");

>> the current aggregate market value of all component stocks is divided by the base value; and

>>   the resulting quotient, expressed in decimals, is multiplied by ten.

While S&P currently employs the above methodology to calculate the S&P 500 Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the amount payable at maturity to beneficial owners of the S&P Notes.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

>>   the issuance of stock dividends;

>> the granting to shareholders of rights to purchase additional shares of stock;

>>   the purchase of shares by employees pursuant to employee benefit plans;

>>   consolidations and acquisitions;

>> the granting to shareholders of rights to purchase other securities of the issuer;

>>   the substitution by S&P of particular component stocks in the S&P 500
     Index; or

>>   other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

                                New Market Value
              Old Base Value x ------------------ = New Base Value
                                Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the S&P 500 Index.

Neither UBS nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the S&P 500 Index or any successor Index. S&P does not guarantee the accuracy or the completeness of the S&P 500 Index or any data included in the S&P 500 Index. S&P assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the S&P 500 Index. S&P disclaims all responsibility for any errors or omissions in the calculation and dissemination of the S&P 500 Index or the manner in which the S&P 500 Index is applied in determining the amount payable at maturity.

HISTORICAL CLOSING LEVELS OF THE S&P 500 INDEX

Since its inception, the S&P 500 Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the S&P 500 Index during any period shown below is not an indication that the value of the S&P 500 Index is more or less likely to increase or decrease at any time during the term of the S&P Notes. The historical closing levels of the S&P 500 Index do not give an indication of

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future performance of the S&P 500 Index. UBS cannot make any assurance that the future performance of the S&P 500 Index or its component stocks will result in holders of the S&P Notes receiving a positive return on their investment. The closing level of the S&P 500 Index as of September 28, 2004 was 1110.06. The actual S&P Index starting level will be the closing level of the S&P 500 Index on the trade date.

The graph below illustrates the performance of the S&P 500 Index from January 1, 1987 through September 28, 2004.

                               [GRAPHIC OMITTED]

Source: Bloomberg L.P.

LICENSE AGREEMENT

S&P and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index, which is owned and published by S&P, in connection with securities, including the S&P Notes.

The license agreement between S&P and UBS provides that the following language must be set forth in this prospectus supplement:

The S&P Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the S&P Notes or any member of the public regarding the advisability of investing in securities generally or in the S&P Notes particularly, or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to UBS is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to UBS or the S&P Notes. S&P has no obligation to take the needs of UBS or the owners of the S&P Notes into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the S&P Notes to be issued or in the determination or calculation of the equation by which the S&P Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the S&P Notes.

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S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE S&P NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

"Standard & Poor's(R)," "S&P(R)," "S&P 500(R)," "Standard & Poor's 500" and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by UBS. The S&P Notes are not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the S&P Notes.

THE NASDAQ-100 INDEX

All information in this prospectus supplement regarding the Nasdaq-100 Index is derived from publicly available information. Such information reflects the policies of, and is subject to change by The Nasdaq Stock Market, Inc. or any of its affiliates ("Nasdaq"). Nasdaq owns the copyright and all other rights to the Nasdaq-100 Index. Nasdaq has no obligation to continue to publish, and may discontinue publication of, the Nasdaq-100 Index. We do not assume any responsibility for the accuracy or completeness of such information. Historical performance of the Nasdaq-100 Index is not an indication of future performance. Future performance of the Nasdaq-100 Index may differ significantly from historical performance, either positively or negatively.

The Nasdaq-100 Index is a modified capitalization-weighted index of 100 of the largest and most actively traded stocks of non-financial companies listed on the Nasdaq National Market(R) tier of the National Market System. The Nasdaq-100 Index was first published in January 1985 and includes companies across a variety of major industry groups. Current information regarding the market level of the Nasdaq-100 Index is available from Nasdaq and from numerous market information services. The level of the Nasdaq-100 Index is determined, comprised and calculated by Nasdaq without regard to the Nasdaq-100 Notes.

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HISTORICAL CLOSING LEVELS OF THE NASDAQ-100 INDEX

Since its inception, the Nasdaq-100 Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the Nasdaq-100 Index during any period shown below is not an indication that the value of the Nasdaq-100 Index is more or less likely to increase or decrease at any time during the term of the Nasdaq-100 Notes. The historical closing levels of the Nasdaq-100 Index do not give an indication of future performance of the Nasdaq-100 Index. UBS cannot make any assurance that the future performance of the Nasdaq-100 Index or its component stocks will result in holders of the Nasdaq-100 Notes receiving a positive return on their investment. The closing level of the Nasdaq-100 Index as of September 28, 2004 was 1389.70. The actual Nasdaq-100 Index starting level will be the closing level of the Nasdaq-100 Index on the trade date. The following graph sets forth the historical performance of the Nasdaq-100 Index from January 1, 1987 through September 28, 2004.

                               [GRAPHIC OMITTED]

Source: Bloomberg L.P.

LICENSE AGREEMENT

We have entered into a non-exclusive license agreement with Nasdaq, which grants us a license in exchange for a fee to use the Nasdaq-100 Index in connection with the issuance of certain securities, including the Nasdaq-100 Notes.

The Nasdaq-100 Notes are not sponsored, endorsed, sold or promoted by The Nasdaq Stock Market, Inc. (including its affiliates, "Nasdaq"). Nasdaq has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Nasdaq-100 Notes. Nasdaq makes no representation or warranty, express or implied, to the holders of the Nasdaq-100 Notes or any member of the public regarding the advisability of investing in securities generally or in the Nasdaq-100 Notes particularly, or the ability of the Nasdaq-100 Index to track general stock market performance. Nasdaq's only relationship to UBS is in the licensing of the Nasdaq-100@, Nasdaq-100 Index@, and Nasdaq@ trademarks or service marks, and certain trade names of Nasdaq and the use of the Nasdaq-100 Index which is determined, composed and calculated by Nasdaq without regard to UBS or the

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Nasdaq-100 Notes. Nasdaq has no obligation to take the needs of UBS or the holders of the Notes into consideration in determining, composing or calculating the Nasdaq-100 Index. Nasdaq is not responsible for and has not participated in the determination of the timing of, prices or quantities of the Nasdaq-100 Notes to be issued or in the determination or calculation of the equation by which the Nasdaq-100 Notes are to be converted into cash. Nasdaq has no liability in connection with the administration, marketing or trading of the Nasdaq-100 Notes.

NASDAQ DOES NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX OR ANY DATA INCLUDED THEREIN. NASDAQ MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY UBS, HOLDERS OF THE NASDAQ-100 NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX OR ANY DATA INCLUDED THEREIN. NASDAQ MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL NASDAQ HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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Valuation of the Notes


AT MATURITY. Your cash payment at maturity for each series of Notes in which you invest is based on the Index Return for its applicable Index. If the Index Return is positive, the Index Return will be tripled, subject to the maximum gain for each series of Notes. For each series, the maximum gain for the Notes and the corresponding maximum payment for each $1,000 principal amount of the Notes will be as follows:

--------------------------------------------------------------------------------
                                            INDEX                      MAXIMUM
                                          STARTING    MAXIMUM GAIN    PAYMENT AT
 SERIES OF NOTES     UNDERLYING INDEX       LEVEL     ON THE NOTES     MATURITY
--------------------------------------------------------------------------------
 S&P Notes           S&P 500(R) Index        ___         ___%            $___
 Nasdaq-100 Notes    Nasdaq-100 Index(R)     ___         ___%            $___
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Each series of Notes is linked to a particular underlying Index, as indicated above, and is fully exposed to any decline in the level of that Index. A negative Index Return will reduce the cash payment at maturity for Notes linked to that Index. THE PERFORMANCE OF ONE SERIES OF NOTES WILL NOT DEPEND ON THE PERFORMANCE OF THE OTHER INDEX OR SERIES OF NOTES. YOU WILL LOSE SOME OR ALL OF YOUR INVESTMENT IF THE INDEX LEVEL FOR YOUR SERIES OF NOTES DECLINES. The maximum gain on each series of Notes and the corresponding maximum payment at maturity for each $1,000 principal amount of the Notes vary from one series of the Notes to another.

For a description of how your payment at maturity will be calculated, see "What are the steps to calculate payment at maturity?" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" on page S-22.

PRIOR TO MATURITY. You should understand that the market value of either series of Notes will be affected by several factors, many of which are beyond our control. We expect that generally the level of the applicable Index on any day will affect the market value of each series of the Notes more than any other single factor. Other factors that may influence the market value of each series of the Notes include supply and demand for that series of Notes, the volatility of its applicable Index, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-9 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

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Specific Terms of the Notes


In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

We are offering two separate series of Enhanced Appreciation Securities. You may invest in one or both series of Notes offered by this prospectus supplement. The return on each series of Notes is linked to the performance of a different underlying index (each, an "Index"):

>>   The S&P NOTES are linked to the S&P 500(R) Index

>>   The NASDAQ-100 NOTES are linked to the Nasdaq-100 Index(R)

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling. Except as otherwise indicated, the terms described here apply generally to the S&P Notes and the Nasdaq-100 Notes.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below. References to "applicable Index" mean the S&P 500(R) Index or the Nasdaq-100 Index(R), as applicable.

COUPON

We will not pay you interest during the term of the Notes.

DENOMINATION

We will offer the Notes in denominations of $1,000 and integral multiples thereof.

SPECIFIC TERMS OF THE NOTES
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PAYMENT AT MATURITY

You will receive a cash payment at maturity for each series of Notes in which you invest based on the Index Return for its applicable Index. If the Index Return is positive, the Index Return will be tripled, subject to the maximum gain for each series of Notes (to be set on the trade date). For each series, the maximum gain for the Notes and the corresponding maximum payment for each $1,000 principal amount of the Notes will be as follows:

--------------------------------------------------------------------------------
                                                                       MAXIMUM
                                                      MAXIMUM GAIN    PAYMENT AT
 SERIES OF NOTES     UNDERLYING INDEX                 ON THE NOTES     MATURITY
--------------------------------------------------------------------------------
 S&P Notes           S&P 500(R) Index                     ___%           $___
 Nasdaq-100 Notes    Nasdaq-100 Index(R)                  ___%           $___

Each series of Notes is linked to a particular underlying Index, as indicated above, and is fully exposed to any decline in the level of that Index. A negative Index Return will reduce the cash payment at maturity for Notes linked to that Index. THE PERFORMANCE OF ONE SERIES OF NOTES WILL NOT DEPEND ON THE PERFORMANCE OF THE OTHER INDEX OR SERIES OF NOTES. YOU WILL LOSE SOME OR ALL OF YOUR INVESTMENT IF THE INDEX LEVEL FOR YOUR SERIES OF NOTES DECLINES. The maximum gain on each series of Notes and the corresponding maximum payment at maturity for each $1,000 principal amount of the Notes vary from one series of the Notes to another.

For each $1,000 principal amount of the Notes, we will pay you in cash an amount equal to $1,000 plus the Adjusted Index Return of the applicable Index multiplied by $1,000.

The "Index Return" for a particular Index is the difference between the closing level of that Index on the trade date and on the final valuation date, expressed as a percentage and calculated as follows:

                           Index ending level - Index starting level
           Index Return = -------------------------------------------
                                     Index starting level

where the "Index starting level" is the closing level of the applicable Index on the trade date and the "Index ending level" is the closing level of that applicable Index on the final valuation date.

The "Adjusted Index Return" of a particular Index is based on the Index Return for that Index, which may be positive or negative. If an Index Return is positive, it will be tripled in order to calculate the applicable Adjusted Index Return, subject to the maximum gain for the series of Notes linked to that Index. If the Index Return is zero or negative, the Adjusted Index Return will be equal to the Index Return.

The payment at maturity for each series of Notes will be calculated as follows:

          Payment at maturity = principal amount of the Note + (principal amount of the Note x applicable Adjusted Index Return)

See  "What are the steps to calculate payment at maturity?"  on page S-4.

MATURITY DATE

The maturity date for each series of Notes will be April ___, 2006, unless that day is not a business day, in which case the maturity date will be the next following business day. If the fifth business day before this applicable day does not qualify as the final valuation date with respect to a particular series of Notes as determined in accordance with "--Final Valuation Date" below, then the maturity date for that series of Notes will be the fifth business day following such final valuation date. The calculation agent may postpone the final valuation date for a series of Notes--and therefore the maturity date for that series of

SPECIFIC TERMS OF THE NOTES
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Notes--if a market disruption event occurs or is continuing with respect to that series of Notes on a day that would otherwise be the final valuation date for that series of Notes. We describe market disruption events under "--Market Disruption Event" below.

The postponement of the maturity date for one series of the Notes will not affect the maturity date for the other series of the Notes.

FINAL VALUATION DATE

The final valuation date for each series of Notes will be April ___, 2006, unless the calculation agent determines that a market disruption event occurs or is continuing with respect to a particular series of Notes on that day. In that event, the final valuation date for that series of Notes will be the first following calendar day on which the calculation agent determines that a market disruption event does not occur and is not continuing with respect to that series of Notes. In no event, however, will the final valuation date for either series of Notes be postponed by more than 10 business days.

The postponement of the final valuation date for one series of the Notes will not affect the final valuation date for the other series of the Notes.

MARKET DISRUPTION EVENT

The calculation agent will determine the applicable Index ending level for each series of Notes on the applicable final valuation date. As described above, the final valuation date for either series of Notes may be postponed, and thus the determination of the Index ending level for that series of Notes may be postponed if the calculation agent determines that, on the final valuation date for a series of Notes, a market disruption event has occurred or is continuing for that series of Notes. If such a postponement occurs, the calculation agent will use the closing level of the applicable Index on the first calendar day on which no market disruption event occurs or is continuing with respect to that series of Notes. In no event, however, will the determination of the Index ending level for either series of Notes be postponed by more than ten business days.

If the determination of the Index ending level for a series of Notes is postponed to the last possible day, but a market disruption event occurs or is continuing on that day with respect to that series of Notes, that day will nevertheless be the date on which the Index ending level for that series of Notes will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index ending level for that series of Notes that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event with regard to a particular series of Notes:

>> a suspension, absence or material limitation of trading in a material number of Index Constituent Stocks for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion

>> a suspension, absence or material limitation of trading in option or futures contracts relating to the applicable Index or a material number of Index Constituent Stocks in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion

>> the applicable Index is not published, as determined by the calculation agent in its sole discretion

SPECIFIC TERMS OF THE NOTES
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>> in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to that series of Notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging."

The following events will not be market disruption events:

>> a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market

>> a decision to permanently discontinue trading in the option or futures contracts relating to an Index or any Index Constituent Stocks.

For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to the applicable Index or any Index Constituent Stocks are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

A market disruption event for one series of the Notes will not necessarily be a market disruption event for the other series of the Notes.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem each series of the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the applicable series of Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of your Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "--Modification and Waiver of Covenants."

DEFAULT AMOUNT

The default amount for either series of the Notes on any day will be an amount, in U.S. dollars for the principal of that series of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to that series of the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to that series of the Notes. That cost will equal:

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>> the lowest amount that a qualified financial institution would charge to effect this assumptioN or undertaking, plus

>> the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of that series of Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for either series of the Notes, which we describe below, the holders of that series of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount for that series of Notes.

DEFAULT QUOTATION PERIOD

The default quotation period for a series of Notes is the period beginning on the day the default amount for that series of Notes first becomes due and ending on the third business day after that day, unless:

>>   no quotation of the kind referred to above is obtained, or

>> every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period for a series of Notes will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period for that series of Notes will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period for a series of Notes and the subsequent two business days objection period have not ended before the final valuation date for that series of Notes, then the default amount will equal the principal amount of that series of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount for either series of the Notes at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

>> A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

>> P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

SPECIFIC TERMS OF THE NOTES
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DISCONTINUANCE OF OR ADJUSTMENTS TO THE INDICES; ALTERATION OF METHOD OF CALCULATION

If S&P or Nasdaq discontinues publication of its respective Index and it or any other person or entity publish a substitute index that the calculation agent determines is comparable to the applicable Index and approves as a successor Index thereto, then the calculation agent will determine the applicable Index Return, Index starting level, Index ending level and amount payable at maturity with respect to the applicable series of Notes by reference to such successor Index.

If the calculation agent determines that the publication of an Index is discontinued and that there is no successor Index thereto on any date when the value of that Index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks or index and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the applicable Index.

If the calculation agent determines that the securities included in an Index or the method of calculating that Index has been changed at any time in any respect--including any addition, deletion or substitution and any reweighting or rebalancing of the applicable Index Constituent Stocks and whether the change is made by S&P or Nasdaq under its existing policies or following a modification of those policies, is due to the publication of a successor Index for that Index, is due to events affecting one or more of the applicable Index Constituent Stocks or their issuers or is due to any other reason--that causes that Index not to fairly represent the value of that Index had such changes not been made or that otherwise affects the calculation of the Index Return, Index starting level, Index ending level or amount payable at maturity with respect to that series of the Notes, then the calculation agent may make adjustments in this method of calculating the applicable Index with respect to the applicable series of Notes that it believes are appropriate to ensure that the Index Return used to determine the amount payable on the maturity date for that series of Notes is equitable. All determinations and adjustments to be made by the calculation agent with respect to any Index Return, Index starting level, Index ending level, amount payable at maturity or otherwise relating to the level of either Index may be made by the calculation agent in its sole discretion.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean any day that is a business day of the kind described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "--Maturity Date" and "--Final Valuation Date" above.

SPECIFIC TERMS OF THE NOTES
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ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, default amounts, Index Returns, Index starting levels, Index ending levels and the amount payable in respect of your Notes. Such determinations with respect to one series of Notes will not affect the terms of the other series of Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

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Use of Proceeds and Hedging


We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to either Index and/or listed and/or over-the-counter options or futures on Index Constituent Stocks or listed and/or over-the-counter options, futures or exchange-traded funds on either Index prior to or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

>> acquire or dispose of long or short positions of securities of issuers of the Index Constituent Stocks,

>> acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of either Index or the value of the Index Constituent Stocks,

>> acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks, or

>>   any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to either series of the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out any of our or their hedges on or before the final valuation date for either series of the Notes. That step may involve sales or purchases of the Index Constituent Stocks, listed or over-the-counter options or futures on Index Constituent Stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of either Index or indices designed to track the performance of either Index or other components of the U.S. markets.

THE HEDGING ACTIVITY DISCUSSED ABOVE MAY ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES FROM TIME TO TIME. SEE "RISK FACTORS" ON PAGE S-9 FOR A DISCUSSION OF THESE ADVERSE EFFECTS.

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Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

AS OF JUNE 30, 2004                                                CHF       USD
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                                                                 (IN MILLIONS)
Debt
  Debt issued(1) ...........................................   171,863   134,206
                                                               -------   -------
  Total Debt ...............................................   171,863   134,206
Minority Interest(2) .......................................     5,031     3,929
Shareholders' Equity .......................................    34,680    27,081
                                                               -------   -------
Total capitalization .......................................   211,574   165,216
                                                               =======   =======


----------
(1) INCLUDES MONEY MARKET PAPER AND MEDIUM TERM NOTES AS PER BALANCE SHEET POSITION.

(2)  INCLUDES TRUST PREFERRED SECURITIES.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.78089.

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Supplemental Tax Considerations

THE FOLLOWING IS A GENERAL DESCRIPTION OF CERTAIN UNITED STATES FEDERAL AND SWISS TAX CONSIDERATIONS RELATING TO THE NOTES. IT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELATING TO THE NOTES. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISERS AS TO THE CONSEQUENCES UNDER THE TAX LAWS OF THE COUNTRY OF WHICH THEY ARE RESIDENT FOR TAX PURPOSES AND THE TAX LAWS OF SWITZERLAND AND THE UNITED STATES OF ACQUIRING, HOLDING AND DISPOSING OF THE NOTES AND RECEIVING PAYMENTS OF INTEREST, PRINCIPAL AND/OR OTHER AMOUNTS UNDER THE NOTES. THIS SUMMARY IS BASED UPON THE LAW AS IN EFFECT ON THE DATE OF THIS PROSPECTUS SUPPLEMENT AND IS SUBJECT TO ANY CHANGE IN LAW THAT MAY TAKE EFFECT AFTER SUCH DATE.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus).

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Notes as a pre-paid cash-settled forward contract with respect to the applicable Index, and the terms of the Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. If the Notes are so treated, you will recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes. In general, your tax basis in your Notes will be equal to the price you paid for it. Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 15% where the property is held more than one year.

ALTERNATIVE TREATMENTS. In the opinion of our counsel, Sullivan & Cromwell LLP, it would also be reasonable to treat the Notes as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Notes are so treated, you would be required to accrue interest income over the term of your Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Notes. You would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. In general, your adjusted basis in your Notes would be equal to the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Notes, and thereafter, would be capital loss.

If the Notes are treated as a contingent debt instrument and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Notes, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results

SUPPLEMENTAL TAX CONSIDERATIONS
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in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could characterize your Notes in part as a "non-equity option" that is subject to special "mark-to-market" rules under
Section 1256 of the Internal Revenue Code. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

NON-UNITED STATES HOLDERS. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL

Under present Swiss law, repayment of principal of the Notes by us is not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION

Under present Swiss law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES

There is no tax liability in Switzerland in connection with the issue and redemption of the Notes. However, the Notes sold through a bank or other dealer resident in Switzerland or Liechtenstein are subject to Turnover Tax.

RESIDENTS OF SWITZERLAND

If you are a Swiss resident investor and hold the Notes in your private property, you may treat any gain or loss realized upon the sale, redemption or repayment of the Notes as a tax-free capital gain or a non-deductible loss, respectively, provided, however, that you may have to report any element of adjustment for stock dividends or extraordinary dividends on the applicable Index included in the payment received from us at maturity as taxable investment income. If you are qualified as a professional dealer of securities for Swiss income tax purposes, you will have to include in taxable income capital gains and may deduct capital losses realized upon the sale, redemption or repayment of the Notes. If you are a Swiss resident investor holding the Notes in your business property or a foreign resident investor who holds the Notes through a permanent establishment within Switzerland, you must include income received and gains or losses realized in respect of the Notes in your taxable net income.

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ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

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Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS the aggregate principal amount of each series of the Notes specified on the front cover of this prospectus supplement. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to each series of the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount of up to ___% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after their initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

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PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary .............................................  S-1
Risk Factors ..............................................................  S-9
The Indices ............................................................... S-14
Valuation of the Notes .................................................... S-20
Specific Terms of the Notes ............................................... S-21
Use of Proceeds and Hedging ............................................... S-28
Capitalization of UBS ..................................................... S-29
Supplemental Tax Considerations ........................................... S-30
ERISA Considerations ...................................................... S-32
Supplemental Plan of Distribution ......................................... S-33

PROSPECTUS

Introduction ..............................................................    3
Cautionary Note Regarding Forward-Looking Information .....................    5
Incorporation of Information About UBS AG .................................    7
Where You Can Find More Information .......................................    7
Presentation of Financial Information .....................................    8
Limitations on Enforcement of U.S. Laws
  Against UBS AG, Its Management and Others ...............................    9
Capitalization of UBS .....................................................    9
UBS .......................................................................   10
Use of Proceeds ...........................................................   12
Description of Debt Securities We May Offer ...............................   13
Description of Warrants We May Offer ......................................   35
Legal Ownership and Book-Entry Issuance ...................................   52
Considerations Relating to Indexed Securities .............................   58
Considerations Relating to Securities Denominated
  or Payable in or Linked to a Non-U.S. Dollar Currency ...................   61
U.S. Tax Considerations 64 Tax Considerations Under the Laws
  of Switzerland ..........................................................   75
ERISA Considerations ......................................................   77
Plan of Distribution ......................................................   78
Validity of the Securities ................................................   81
Experts ...................................................................   81


[UBS LOGO]



Enhanced

Appreciation

Securities


UBS AG $___ NOTES
LINKED TO THE S&P 500(R) INDEX
DUE APRIL ___, 2006

UBS AG $___ NOTES
LINKED TO THE NASDAQ-100 INDEX(R)
DUE APRIL ___, 2006





PROSPECTUS SUPPLEMENT



OCTOBER ___, 2004
(TO PROSPECTUS DATED FEBRUARY 27, 2003)





UBS INVESTMENT BANK
UBS FINANCIAL SERVICES INC.